ASCENT ASSURANCE, INC.

                             110 WEST SEVENTH STREET

                             FORT WORTH, TEXAS 76102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                             THURSDAY, MAY 11, 2000

         To the Holders of Common Stock of Ascent Assurance, Inc.:

         The Annual Meeting of Stockholders of Ascent Assurance, Inc. (the "Company") will be held on Thursday, May 11, 2000 at 10:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 1 Chase Manhattan Plaza, 54th Floor Conference Center, New York, New York, for the following purposes:

          (1) To elect two (2) directors of the Company, each to serve for a term of three (3) years.

          (2) To ratify the selection by the Board of Directors, of PricewaterhouseCoopers LLP as independent accountants.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only holders of Common Stock of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the meeting. A list of such stockholders may be examined at the offices of the Company during regular business hours for ten full days prior to the meeting as well as at the meeting.

         PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. YOU HAVE THE POWER TO REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS VOTED, AND THE GIVING OF ANY SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

                    By Order of the Board of Directors,
                    /S/ PATRICK J. MITCHELL

                    Patrick J. Mitchell
                    Chairman of the Board and
                    Chief Executive Officer
                    Fort Worth, Texas
                    April 6, 2000

                             ASCENT ASSURANCE, INC.
                                PROXY STATEMENT

GENERAL INFORMATION

         This Proxy Statement is being furnished to the stockholders of Ascent Assurance, Inc., a Delaware corporation ("Ascent" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 11, 2000 at 10:00 A.M., New York time, at the offices of Milbank, Tweed, Hadley and McCloy LLP, 1 Chase Manhattan Plaza, 54th Floor Conference Center, New York, New York, or any postponements or adjournments thereof (the "Meeting"). The mailing address of the Company is 110 West Seventh Street, Suite 300, Fort Worth, Texas 76102 and its telephone number is (817) 878-3300.

         At the Meeting, the stockholders of the Company will be asked (i) to elect two (2) directors of the Company, each to serve for a term of three years and (ii) to ratify the selection by the Board of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for 2000.

         This Proxy Statement and the enclosed form of proxy are expected to be mailed on or about April 14, 2000. The cost of solicitation of proxies will be borne by the Company. The Company will reimburse its transfer agent, LaSalle National Bank, for the reasonable expenses incurred by it in mailing the material for the solicitation of proxies to stockholders of record, and will reimburse nominees for the reasonable expenses incurred by them in mailing the material for the solicitation of proxies to each of their customers who are the beneficial holders of the Company's Common Stock (the "Common Stock") registered in the names of such nominees. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, facsimile, or in person. Proxies in the form enclosed, properly executed by stockholders and returned to the Company and not revoked, will be voted at the Meeting. The proxy may be revoked at any time before it is exercised by giving notice of revocation to the Secretary of the Company, by executing a later-dated proxy or by attending and voting in person at the Meeting.

VOTING, RECORD DATE AND QUORUM

         Proxies will be voted as specified or, if no direction is indicated on the proxy, it will be voted "FOR" the election of the two (2) nominees named under the caption "Election of Directors" and "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2000. As to any other matter or business which may be brought before the Meeting, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons voting the same, but the Board does not know of any such other matter or business.

         The close of business on April 7, 2000 has been fixed as the record date for the determination of stockholders entitled to vote at the Meeting. As of March 29, 2000, 6,500,000 shares of Common Stock were outstanding and will be entitled to be voted at the Meeting together with any shares issued from March 30, 2000 through the record date. Each stockholder will be entitled to cast one vote, in person or by proxy, for each share of Common Stock held. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the

Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting (not including abstentions and broker non-votes) is required for the election of directors, and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting (including abstentions but not including broker non-votes) is required for the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants. The Board recommends the election of the two (2) nominees named under "Election of Directors" and the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants.

ELECTION OF DIRECTORS

         The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company's Board is currently set by the Board pursuant to the Company's Bylaws at seven
(7). Of this number, two (2) members of the Board have terms expiring and are nominees for election at the 2000 Annual Meeting of Stockholders, three (3) members of the Board have terms expiring at the 2001 Annual Meeting of Stockholders, and two (2) members of the Board have terms expiring at the 2002 Annual Meeting of Stockholders.

         If the enclosed proxy card is duly executed and received in time for the Meeting, and if no contrary specification is made as provided therein, it will be voted in favor of the election as directors of the two (2) nominees named below. Should any nominee for director become unable or unwilling to accept election, proxies will be voted for a nominee selected by the Board, or the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Board, such nominees intend to serve the entire term for which election is sought. Any vacancy occurring during the term of office of any director may be filled by the remaining directors for the balance of such unexpired term. All the nominees for directors are presently directors of the Company.

         The Board recommends that the stockholders vote "FOR" the two (2) nominees named below. The following information concerning each of the two (2) nominees as director, and each current director in the classes continuing in office, is provided as of March 29, 2000:

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2003

RICHARD H. HERSHMAN, age 50, has been a director of Ascent since 1999. In January 2000, Mr. Hershman joined DataTreasury(TM) Corporation as Executive Vice President and Chief Financial Officer. Mr. Hershman was Executive Vice President and Chief Financial Officer of Decision Strategies/Fairfax International, LLC during 1999. Prior to that, Mr. Hershman was Executive Vice President and Chief Financial Officer of Risk Enterprise Management Limited from 1995 to 1998.

ROBERT A. PEISER, age 51, has been a director of Ascent since 1999. Mr. Peiser has been President and Chief Executive Officer of Vitality Beverages, Inc. since 1999. Prior to that date, Mr. Peiser served as Chairman of CVSI, Inc. from 1998 to 1999, President and Chief Executive Officer of Western Pacific Airlines from 1996 to 1998 and Vice Chairman and Chief Executive Officer of FoxMeyer Drug Company from August 1996 through November 1996. In addition, Mr. Peiser was Executive Vice President - Finance and Chief Financial Officer of Trans World Airlines, Inc. from August 1994 through August 1996.

DIRECTORS CONTINUING IN OFFICE UNTIL 2001

PATRICK J. MITCHELL, age 41, has been a director of Ascent since 1997. Mr. Mitchell has served as Chairman of the Board and Chief Executive Officer since September 1998 and as President and Chief Operating Officer since October 1997. He also served as Chief Financial Officer and Treasurer from October 1997 through February 1999. Mr. Mitchell served as Executive Vice President, Chief Financial Officer and Treasurer since May 1996 and joined the company in August 1995 as Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, he served as Vice President, Finance for Bankers Life and Casualty Company.

JAMES K. STEEN, age 59, has been a director of Ascent since 1999. Mr. Steen has served as President of Stony Creek Enterprises, Inc. since 1992. Stony Creek Enterprises, Inc. is a private financial advisory firm specializing in insurance company financings and acquisitions. From 1988 through 1992, Mr. Steen was a managing director with John Head & Partners L.P., a private merchant banking firm in New York City, specializing in financial advisory services to insurance businesses and insurance company financings and acquisitions.

PAUL E. SUCKOW, age 53, has been Executive Vice President and Chief Investment Officer, Fixed Income at Delaware Investment Advisers, Inc. since 1993 where he manages a $10.5 billion portfolio of fixed income assets. Prior to 1993, Mr. Suckow was Director of Fixed Income Securities for Oppenheimer Management Corporation for eight years.

DIRECTORS CONTINUING IN OFFICE UNTIL 2002

JOHN H. GUTFREUND, age 70, has been a director of Ascent since 1999. Mr. Gutfreund is President of Gutfreund & Company, Inc., a New York based financial consulting firm which specializes in advising select corporations and financial institutions in the United States, Europe and Asia. Mr. Gutfreund was the former Chairman and Chief Executive Officer of Salomon Brothers from 1981 to 1991. He also currently serves as a director of Aqua Penn Spring Water Company, Inc., Baldwin Piano & Organ Company, Foamex International Inc., LCA-Vision, Inc., The Universal Bond Fund and Montetiore Medical Center, New York City.

MICHAEL A. KRAMER, age 31, has been a director of Ascent since 1999. Mr. Kramer is a Managing Director in Houlihan, Lokey, Howard & Zukin's New York office where he has led many of the Firm's largest restructuring and M&A engagements. Mr. Kramer joined Houlihan, Lokey, Howard & Zukin in 1989 after earning his B.S. in Business Administration from California State University at Northridge.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 29, 2000, the name and address of each person known by the Company to own beneficially, directly or indirectly, more than five percent of the outstanding shares of Common Stock (its only class of voting securities):

                                            NUMBER
NAME AND ADDRESS                           OF SHARES                   PERCENT

Credit Suisse First Boston (1)........     7,859,164                    56.6
11 Madison Avenue
New York, New York  10010-3629
 .........

(1) Based on information included in the Schedule 13D filed by Credit Suisse First Boston ("CSFB") dated April 5, 1999. Includes 3,093,999 shares outstanding and 4,765,165 shares beneficially owned (through ownership of 23,257 shares of Convertible Preferred Stock) by Special Situations Holdings, Inc. - Westbridge, a wholly-owned subsidiary of CSFB. The Convertible Preferred Stock may be converted at any time at a conversion price of $4.88 per share.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth as of March 29, 2000 (except for shares owned by executive officers through participation in the Company's 401(k) Plan, which are as of February 29, 2000), the number and percentage of shares of Common Stock owned by the directors of the Company and all nominees as director, each of the executive officers named in the table under "Summary of Compensation" and all executive officers and directors as a group. To the Company's knowledge, each of the persons listed below has sole voting and investment power as to all shares indicated as owned by them.

                                                   NUMBER OF
NAME                                             SHARES OWNED (1)     PERCENT

Patrick J. Mitchell ............................     19,439              *
Patrick H. O'Neill..............................     14,003              *
John S. Enright.................................     10,349              *
Konrad H. Kober.................................        392              *
Cynthia B. Koenig...............................     10,426              *
John H. Gutfreund(2)............................     11,250              -
Richard H. Hershman(2)..........................     11,250              -
Michael A. Kramer(2)............................     11,250              -
Robert A. Peiser(2).............................     11,250              -
James K. Steen(2)...............................     11,250              -
Paul E. Suckow(2)...............................     11,250              -
All executive officers and directors as a group.    122,109              *

  (1) Includes shares held through the Company's 401(k) plan as follows: Mr. Mitchell, 589 shares; Mr. O'Neill, 353 shares; Mr. Enright, 322 shares; Mr. Kober, 392 shares and Ms. Koenig, 426 shares.

  (2) Represents shares which may be acquired upon the exercise of outstanding stock options that are currently exercisable or that will become exercisable within 60 days after April 4, 2000.

  * Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Common Stock. Directors, executive officers and greater-than-10% stock-holders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 1999, the Company's directors, executive officers and greater-than-10% stockholders complied with the foregoing requirements.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE

        The Board of Directors met five times during 1999. All of the directors, attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which they served, in each case held during the period for which such director served in such capacity.

BOARD COMMITTEES

        The Compensation Committee is composed of Mr. Kramer (Chairman), Mr. Gutfreund and Mr. Suckow. The Compensation Committee is responsibile for reviewing and approving salaries, bonuses and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation for executive officers.

        The Audit Committee of the Board is composed of Mr. Hershman (Chairman), Mr. Steen and Mr. Peiser. The Audit Committee recommends to the Board the firm to be employed as the Company's independent accountants, reviews details of each audit engagement and audit reports, including all management reports by the independent accountants regarding internal controls, and reviews resolution of any material matters with respect to appropriate accounting principles and practices to be used in preparation of the Company's financial statements.

        The Board does not have an Executive or Nominating Committee.

DIRECTOR'S COMPENSATION

        Each member of the Board receives: a $15,000 annual retainer fee, Board meeting fees of $2,000 and reimbursement of all reasonable out-of-pocket expenses. In addition, committee meeting fees of $1,000 per committee member and chairman of committee fees of $1,500 are paid as applicable.

         In 1999, each non-employee director was granted a stock option to acquire 22,500 shares of Common Stock under the Company's 1999 Stock Option Plan. Such stock option grants have an exercise price of $3.00, a term of three years and vest 50% after one year of service and 100% after two years of service; provided, however, if a non-employee director stands for re-election to the staggered board prior to the expiration of three years of service and such director is not re-elected, then all unvested options held by such director immediately vest.

CERTAIN INFORMATION REGARDING THE EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

         The following is certain information, as of March 29, 2000, concerning each executive officer of the Company who is not also a director. Except as indicated below under "Employment Agreements", there are no arrangements or understandings between any executive officer and any other person pursuant to which such executive officer was appointed.

PATRICK H. O'NEILL, age 49, joined the Company in September 1997 as Senior Vice President, General Counsel and Secretary. In November 1997, he was promoted to Executive Vice President. Prior to joining the Company and since 1990, he served as founder and President of the Law Offices of Patrick H. O'Neill, P.C.

JOHN S. ENRIGHT, age 44, was appointed Executive Vice President in April 1999. In February 1998, he joined the Company as Vice President and Marketing Director of NationalCare(R) Marketing, Inc. In addition, since September 1995, Mr. Enright has served as President of Health Care One Insurance Agency, Inc., a marketing subsidiary of the Company in San Diego, California in which Mr. Enright holds a 50% ownership interest.

KONRAD H. KOBER, age 41, was promoted to Senior Vice President and Chief Administration Officer in March 1999. In July 1990, he joined the Company as Assistant Vice President of Claims Review/Communications and was promoted in June 1994 to Vice President of Claims Administration.

CYNTHIA B. KOENIG, age 43, joined the Company in March 1999 as Senior Vice President, Chief Financial Officer and Treasurer. From 1993 to 1998, she held various finance positions at TIG Holdings, Inc. and its subsidiary, TIG Insurance Company, most recently Vice President-Controller and Chief Accounting Officer.

SUMMARY OF COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services in all capacities during each of the last three years by (1) the Company's Chief Executive Officer and (2) the four most highly compensated executive officers of the Company or its subsidiaries, other than the Chief Executive Officer, (collectively, the "Named Executive Officers") for the year ended December 31, 1999.


                                                                        Long-Term
                                                                       Compensation

         Name and                      Annual Compensation              Securities             All Other
    Principal Position            Year     Salary       Bonus      Underlying Options      Compensation (1)

Patrick J. Mitchell (2)(4)       1999    $  400,525   $   60,000               200,000          $   109,530
Chairman of the Board and        1998    $  400,575   $  296,000                     0          $     2,400
Chief Executive Officer          1997    $  279,958   $        0                     0          $     3,225

Patrick H. O'Neill (3)(4)        1999    $  275,500   $   38,000               160,000          $    79,977
Executive Vice President,        1998    $  275,500   $  204,000                     0          $     1,382
General Counsel and              1997    $   72,890   $        0                     0          $         0
Secretary

John S. Enright (5)              1999    $  250,500   $   35,000               160,000          $    79,708
Executive Vice President         1998    $  183,433   $   50,000                                $    24,865
                                 1997                                                           $   120,000

Konrad H. Kober (4)              1999    $  125,500   $   16,700                75,000          $     2,058
Senior Vice President,           1998    $  100,000   $   40,000                     0          $       505
Chief Administration             1997    $   97,400   $        0                     0          $       525
Officer

Cynthia B. Koenig (6)            1999    $  123,429   $   28,500                75,000          $       752
Senior Vice President,
Chief Financial Officer
and Treasurer


(1) Represents matching contributions of the Company credited to the named executive officers under the Company's 401(k) except as indicated in notes
     (2), (4) and (5) below.

(2) Patrick J. Mitchell was named Chairman of the Board and Chief Executive Officer effective September 15, 1998. The 1998 bonus was accrued and earned in 1998. $148,000 of the 1998 bonus was paid on March 24, 1999 and the remaining $148,000 was paid on March 24, 2000. For 1999, all other compensation includes $107,130 for the value of unrestricted stock issued to Mr. Mitchell on March 24, 1999 pursuant to his Employment Agreement as described below.

(3) Patrick H. O'Neill joined the Company in September 1997. The 1998 bonus was accrued and earned in 1998. $102,000 of the 1998 bonus was paid on March 24, 1999 and the remaining $102,000 was paid on March 24, 2000. For 1999, all other compensation includes $77,577 for the value of unrestricted stock issued to Mr. O'Neill on March 24, 1999 pursuant to his Employment Agreement as described below.

(4) On January 1, 1997, Mr. Mitchell and Mr. Kober received restricted stock grants of 45,000 shares and 10,000 shares, respectively. In September 1997, Mr. O'Neill received a restricted stock grant of 30,000 shares. All outstanding grants of restricted stock were canceled pursuant to Westbridge's Plan of Reorganization, which became effective on March 24, 1999.

(5) John S. Enright joined the Company in February 1998. For 1999 and 1998, all other compensation includes commission payments of $77,308 and $24,865, respectively. For 1997, all other compensation includes commission payments of $120,000 from Health Care One Insurance Agency, Inc., a marketing subsidiary of the Company in which Mr. Enright holds a 50% ownership interest.

(6) Cynthia B. Koenig joined the Company in March 1999.

OPTION GRANTS DURING 1999

The following table summarizes information concerning options granted during the Company's fiscal year ended December 31, 1999 to each of the Named Executive Officers.


                                           % of Total Options
                          Securities           Granted to        Exercise Price    Expiration     Grant Date
                          Underlying        Employees in 1999       ($/Share)         Date      Present Value
                       Options Granted
                      -------------------  --------------------  ----------------  ------------ ---------------
Patrick J. Mitchell             75,000                   8%      $        .01        3/24/09    $    249,750
Patrick J. Mitchell            125,000                  13%      $       4.39        3/24/09         335,000

Patrick H. O'Neill              60,000                   6%      $        .01        3/24/09         199,800
Patrick H. O'Neill             100,000                  11%      $       4.39        3/24/09         268,000

John S. Enright                 60,000                   6%      $        .01        3/24/09         199,800
John S. Enright                100,000                  11%      $       4.39        3/24/09         268,000

Konrad H. Kober                 28,000                   3%      $        .01        3/24/09          93,240
Konrad H. Kober                 57,000                   6%      $       4.39        3/24/09         152,760

Cynthia B. Koenig               28,000                   3%      $        .01        3/24/09          93,240
Cynthia B. Koenig               57,000                   6%      $       4.39        3/24/09         152,760
                      -------------------  --------------------                                 ---------------
                               670,000                  73%                                     $  2,012,350
                      ===================  ====================                                 ===============

OPTION VALUES AT YEAR END 1999

The following table summarizes information with respect to the number of unexercised options held by the Named Executive Officers as of December 31, 1999. No options become exercisable until March 24, 2002.


                                                  Number of Securities             Value of Unexercised
                                                 Underlying Unexercised            In-The-Money Options
                                              Options at December 31, 1999        at December 31, 1999(1)
                                              ------------------------------      ------------------------
                                                      UNEXERCISABLE                    UNEXERCISABLE

        Patrick J. Mitchell                               200,000                     $      132,844

        Patrick H. O'Neill                                160,000                     $      106,275

        John S. Enright                                   160,000                     $      106,275

        Konrad H. Kober                                    75,000                     $       49,595

        Cynthia B. Koenig                                  75,000                     $       49,595

(1)Valued at $1.78 per share, the closing bid price per share of Common Stock on December 31, 1999.

EMPLOYMENT AGREEMENTS

         The Company and its wholly-owned subsidiary, Ascent Management, Inc. (formerly, Westbridge Management Corp.) (collectively, the "Company"), have entered into a separate employment agreement with each of Patrick J. Mitchell and Patrick H. O'Neill (each, an "Employee" and collectively, the "Employees"), pursuant to which Mr. Mitchell is employed as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. O'Neill is employed as Executive Vice President, General Counsel, and Secretary of the Company (the "Employment Agreements"). The Company has agreed to employ each of the Employees for a period of two years commencing on September 15, 1998. Each Employee's employment period may be extended for one year thereafter unless an Employee gives notice to the contrary or unless the Company fails to give notice of its desire to extend the Employment Agreements.

         Mr. Mitchell and Mr. O'Neill have base salaries of $400,000 and $275,000, respectively, and such base salaries will be reviewed annually for increase at the sole discretion of the Board or the Compensation Committee thereof. In addition to base salary, each employee is entitled to receive an annual cash bonus, determined by the Board of Directors of the Company or the Compensation Committee thereof, payable at such time as similar bonuses are payable to senior management of the Company and its subsidiaries. The Employees are also entitled to participate in and receive all benefits under any other short-term or long-term incentive program ("LTIP"), savings and retirement plans, and welfare benefit plans, practices, policies and programs maintained or provided by the Company and/or its subsidiaries for the benefit of senior executives.

         In recognition of and as compensation for the Employees' job performance from November 17, 1997 through the date of execution of the Employment Agreement, the Employees received a one-time bonus (the "Retention Bonus") paid by the Company as follows: (1) for Mr. Mitchell, a cash payment of $296,000 and for Mr. O'Neill a cash payment of $204,000, of which 50% was paid on March 24, 1999 and 50% was paid on March 24, 2000, and (2) issuance on March 24, 1999 of 0.29% (18,850 shares) to Mr. Mitchell and 0.21% (13,650 shares) to
Mr. O'Neill of the new Common Stock of the Company. In recognition of the federal income tax consequences of the equity consideration of this part of the Retention Bonus, the Company made such equity consideration federal income tax neutral to the Employees.

         If an Employee's employment is terminated by reason of death, or "disability" (as defined in the Employment Agreements), such Employee, his estate or legal representative will receive (a) a lump sum payment equal to any accrued but unpaid Base Salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date,
(c) immediate vesting of all stock options previously awarded to the Employee by the Company, (d) in the case of death, any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company, and (e) in the case of disability, (x) continuation of the Employee's health and welfare benefits at the level in effect on the termination date through the end of the one-year period following the termination of the Employee's employment due to disability (or the Company shall provide the economic equivalent thereof), and (y) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

         If an Employee's employment is terminated by the Company for "cause" (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any incentive bonus, annual bonus, LTIP award awarded but not yet paid as of the termination date, (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

         If an Employee's employment is terminated by the Company "without cause" or for "good reason" (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal in amount to 117% of the sum of (i) the Employee's Base Salary and (ii) the highest of either the incentive bonus or annual bonus awarded to the Employee within five (5) years prior to the termination date, (b) a lump sum payment of any Base Salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date, (c) immediate vesting of all stock options previously awarded to the Employee by the Company, and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

         If an Employee's employment is terminated "voluntarily" by the Employee (as defined in the Employment Agreements), such Employee will be entitled to, among other things, (a) a lump sum payment equal to any accrued but unpaid base salary, (b) a lump sum payment of any annual bonus, incentive bonus, and LTIP award awarded but not yet paid as of the termination date, and (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

         If the Employment Agreement is allowed to "expire" (as defined in the Employment Agreements), such Employee will be entitled to, among other things,
(a) a lump sum payment equal in amount to 117% of the sum of (i) the Employee's Base Salary and (ii) the highest of either the incentive bonus or annual bonus awarded to the Employee within five (5) years prior to the expiration date, (b) a lump sum payment of any Base Salary accrued, incentive bonus or LTIP award awarded but not yet paid as of the termination date, (c) immediate vesting of all stock options previously awarded to the Employee by the Company, and (d) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company, except any other severance benefit of the Company.

         If any payment or distribution to the Employee by the Company or any subsidiary or affiliate would be subject to any "golden parachute payment" excise tax or similar tax, and if, and only if, such payments less the excise tax or similar tax is less than the maximum amount of payments which could be payable to the Employee without the imposition of the excise tax or similar tax and after taking into account any reduction in the total payments provided by reason of Section 280G of the Internal Revenue Code, (a) any cash payments under the Employment Agreement shall first be reduced (if necessary, to zero), and (b) all other non-cash payments shall next be reduced.

         If an Employee's employment is terminated by the Company for cause or voluntarily by an Employee, for a period of twelve months from the termination date, such Employee shall not (i) directly or indirectly divert, solicit or take away the patronage of (a) any customers or agents of the Company or any affiliate as of the relevant termination date, or (b) any prospective customers or agents of the Company or any affiliate whose business the Company was actively soliciting on the relevant termination date, and with which the Employee had business contact while employed by the Company, or (ii) directly or indirectly induce or solicit any employees or agents of the Company or any affiliate to leave or terminate their employment or agency relationship with the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Compensation Committee (the "Committee") is composed entirely of independent non-employee directors. The Committee is responsible for supervising the Company's compensation policies, approving executive officers' salaries and bonuses and reviewing the salaries and bonuses of other senior management. The following report on compensation policies applicable to the Company's executive officers with respect to compensation reported for the year ended December 31, 1999 was prepared by the Committee.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICIES

         The overriding objective of the Committee's executive compensation policies is to attract and retain superior executives. The policies are also designed to: (1) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (2) reward individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and (3) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully. For 1999, executive compensation consisted of the following components:

         BASE SALARY - The minimum salary to which Mr. Mitchell and Mr. O'Neill are entitled is specified in their respective employment agreements and is subject to annual review and increase when deemed appropriate by the Committee. It is the Committee's and management's view that executive officer salaries should not be regularly adjusted on an annual basis to reflect cost-of-living or other similar increases. Salary increases, if any, are made, with Committee involvement, on an individual basis to reflect promotions or to maintain the competitiveness of an executive's salary or to recognize an increase in the executive's responsibilities.

         INCENTIVE BONUS - The employment agreements of Mr. Mitchell and Mr. O'Neill provide for an annual cash bonus to be awarded at the determination of the Committee. For 1999, a cash bonus program was approved by the Board for all officers of the Company and its subsidiaries, including the Named Executive Officers. Bonus eligibility was based upon the attainment of specified performance goals for pre-tax income, new business production, and general and administrative expense levels.

         STOCK OPTIONS - Stock option awards are intended to retain and motivate executive officers to achieve superior market performance of the Company's stock. On March 24, 1999, the Board adopted the Ascent Assurance, Inc. 1999 Stock Option Plan. Stock options to acquire 922,250 shares of Common Stock were granted under such plan to employees of the Company and its subsidiaries, including 670,000 shares to executive officers of the Company during 1999.

         SECTION 162(M) OF THE INTERNAL REVENUE CODE - Section 162(m) of the Internal Revenue Code (the "Code"), prevents publicly traded companies from receiving a tax deduction for compensation paid to proxy-named executive officers in excess of $1 million in any taxable year. The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Code and does not anticipate doing so in the foreseeable future. In the event that the Company determines to award compensation in an amount in excess of the amount which may be deducted under Section 162(m), the Company will determine whether it will conform its compensation to qualify for exceptions available under Section 162(m).

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Mitchell's employment with the Company is governed by an employment agreement entered into in September 1998 (see "Certain Information Regarding the Executive Officers - Employment Agreements"). The minimum salary to which Mr. Mitchell is entitled is specified in such employment agreement and is subject to annual review and increase when deemed appropriate by the Committee. In addition, the annual cash bonus and benefits from long term incentive plans provided for under Mr. Mitchell's agreement are determined by the Committee.

                     SUBMITTED BY THE COMPENSATION COMMITTEE

             Michael A. Kramer   John H. Gutfreund   Paul E. Suckow

PERFORMANCE GRAPH

         The following line graph demonstrates the performance of the cumulative total return to the holders of the Company's Common Stock in comparison to the cumulative total return on the Russell 2000 Index and with the SNL <$250M Insurance Asset-Size Index for the period commencing May 28, 1999 (the date the Company's new Common Stock began trading on the OTC Bulletin Board after its emergence from Chapter 11 reorganization proceedings on March 24, 1999) through December 31, 1999.


Graph Data
                                     Period Ending

Index                    5/28/99   6/30/99   9/30/99   12/31/99
Ascent Assurance, Inc.   100.00     87.50     48.44     44.53
Russell 2000             100.00    104.52     97.91    115.97
SNL<$250M Insurance
Asset-Size Index         100.00    110.85     78.68     86.80

Assumes $100 invested at the close of trading on May 28, 1999 in Ascent common stock, the Russell 2000Index and SNL<$250M Insurance Asset-Size Index.

     Source: SNL Securities

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the firm of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has acted for the Company in such capacity since 1982. The Board proposes that the stockholders ratify such selection at the Meeting.

     If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of a majority of the votes cast at the Meeting on this proposal, the selection of independent accountants will be reconsidered by the Board.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Board recommends that the stockholders vote "FOR" The ratification of the Company's selection of independent accountants.

PROPOSALS OF STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy materials relating to the 2001 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 1, 2001.

OTHER MATTERS

     The Board does not intend to present any matter for action at the Meeting other than the matters referred to in the accompanying Notice, and knows of no other matter to be presented that is a proper subject for action by the stockholders at the Meeting. However, if any other matter should properly come before the Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy, in accordance with the best judgement of the person acting under the proxy.

     A form of proxy is enclosed for your use. Please date, sign, and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated.

                                   By Order of the Board of Directors,

                                   /S/ PATRICK H. O'NEILL

                                   Patrick H. O'Neill
                                   Executive Vice President,
                                   General Counsel and Secretary